Exhibit 15.2

April 28, 2026

Xunlei Limited (the “Company”)

21/F, Xunlei Building,

3709 Baishi Road, Yuehai Street,
Nanshan District, Shenzhen, 518057
People’s Republic of China

We hereby consent to references to our name under the heading “Item 3.D. Key Information—Risk Factors—Risks Related to Our Business”, “Item 3.D. Key Information— Risk Factors—Risks Related to Our Corporate Structure”, “Item 4.B Information on the Company—Business Overview—Regulation” and “Item 4.C.Information on the Company— Organizational Structure—Contractual arrangements with the Variable Interest Entities” in the Company’s annual report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), and further consent to the incorporation by reference of the summaries of our opinions under these headings into Xunlei Limited’s registration statement on Form S-8 (File No. 333 – 200633) that was filed on November 28, 2014, registration statement on Form S-8 (File No. 333 – 257701) that was filed on July 6, 2021, the registration statement on Form S-8 (File No. 333-272690) filed on June 16, 2023, and the registration statement on Form S-8 (File No. 333-281272) filed on August 6, 2024. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

/s/ Kewei Law Firm
Kewei Law Firm